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[Letterhead of Eckert Seamans Cherin & Mellott, LLC]

January 24, 2001

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J262

Re:   Registration Statement on Form S-3
      File No. 333-51194

Gentlemen/Ladies:

We have acted as counsel to Generex Biotechnology Corporation (the "Company") in connection with the preparation and filing of the above-captioned Registration Statement (the "Registration Statement") relating to a public offering of up to 2,689,866 shares of the Company's common stock ("Common Stock") par value $.001 per share (the "Shares"). The shares are proposed to be sold pursuant to the Registration Statement by certain shareholders and warrantholders of the Company for their own accounts. Of the Shares, 2,151,093 shares of Common Stock are presently outstanding (the "Outstanding Shares") and 538,773 shares represent Common Stock reserved for issuance upon the exercise of certain outstanding warrants (the "Underlying Shares").

We are familiar with the Registration Statement. We have reviewed the Company's Certificate of Incorporation and By-laws, each as amended to date. We also have examined such public and private corporate documents, certificates, instruments and corporate records, and have made such other and further investigation, as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all examination of documents we have assumed the genuineness and authenticity of all copies of the original document.

On the basis of the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable and (ii) the Underlying Shares, when issued and sold upon the exercise of warrants as described in the Registration Statement, will be validly issued, fully paid and nonassessable.








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We are members of the bar of the Commonwealth of Pennsylvania and we do not
express any opinion herein concerning any law other than the Delaware General Corporation Law and, to the extent applicable, the U.S. federal laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


ECKERT SEAMANS CHERIN & MELLOTT, LLC



By: /s/ John G. Chou
   -----------------------------
   John G. Chou